TODD SHIPYARDS CORPORATION ANNOUNCES LEASE WITH KIEWIT-GENERAL TO PROVIDE FACILITY SUPPORT ON HOOD CANAL BRIDGE CONSTRUCTION PROJECT

VIA FACSIMILE CONTACT: HILARY PICKEREL

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...January 9, 2006...Todd Shipyards Corporation (NYSE:TOD) announced today that its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific" or the "Company"), has entered into a long-term lease arrangement with Kiewit-General of Poulsbo, Washington. Kiewit-General is under contract with the Washington State Department of Transportation as the prime contractor for the replacement of the eastern half of the Hood Canal Bridge in Kitsap County, Washington. Under the terms of the lease option exercised by Kiewit-General, a portion of the Todd Pacific facility on Harbor Island in Seattle will be utilized by Kiewit-General for the assembly and outfitting of the draw span pontoons and storage of several of the pontoon sections that will eventually comprise the replacement of the eastern half of the Hood Canal Bridge. The pontoon sections will be constructed at Concrete Technology Corporation in Tacoma, Washington and will then be floated to Todd Pacific's shipyard in Seattle. It is anticipated that the first pontoon will arrive at the shipyard in July 2007 and that the work will be completed by Kiewit-General at Todd Pacific's facility in approximately 20 months with the departure of the last pontoon in early 2009.

Todd Pacific anticipates that Kiewit-General will use approximately one of the Company's 28 acres of land and portions of Pier 6, one of its five piers. Todd Pacific further anticipates that it will be able to sufficiently accommodate its ship repair customers' demands during the duration of the lease. Todd Pacific believes the lease will generate approximately $2.5 million in rental income for the Company between January 2006 and January 2009 with approximately $2.2 million of the rental income being realized from July 2007 to January 2009. In addition, Kiewit-General has agreed to pay for utilities and contribute to facility modifications.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system and various other commercial and governmental customers. Todd Shipyards Corporation has operated a shipyard in Seattle since 1916.